Exhibit 99.1

LITHIA MOTORS ACQUIRES EVERSOLE MOTORS IN LA CROSSE, WISCONSIN

Lithia's First Store in Wisconsin

MEDFORD, OR. June 27, 2006 (9:30 a.m. PDT) - Lithia Motors, Inc. (NYSE: LAD) the country's eighth-largest automotive dealership group, today announced its acquisition of Eversole Motors in La Crosse, Wisconsin. The store has annualized revenues of approximately $25 million and was added to Lithia's operations as Lithia Chrysler Jeep Dodge of La Crosse.

Lithia's Chairman and CEO Sid DeBoer commented, "This is Lithia's first acquisition in the state of Wisconsin. The community of La Crosse is representative of the type of regional markets that are unique to Lithia's growth strategy. Lithia is a company that started in a small community in Southern Oregon where exceptional value, customer service, and community involvement became core to the company's values. We expect to continue that tradition in the community of La Crosse. "

About Lithia

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 96 stores in 38 markets located in 13 states and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the estimated annualized revenue at the new store.